Filed Pursuant to Rule 424(b)(3)

Registration No. 333-277642

PROSPECTUS

Intelligent Bio Solutions, Inc.

636,367 Shares of Common Stock

This prospectus covers the offer and resale by the selling stockholders identified in this prospectus (the “selling stockholders”) of up to an aggregate of 636,367 shares of our common stock issuable upon exercise of: (i) certain Series G Warrants to purchase up to 606,064 shares of our common stock (the “Inducement Warrants”) issued on February 7, 2024, to certain of the selling stockholders in exchange for their exercise of then existing Series E Warrants to purchase our common stock, and (ii) warrants to purchase up to 30,303 shares of our common stock (the “Placement Agent Warrants”), issued on February 7, 2024, to Ladenburg Thalmann & Co. Inc. (“Ladenburg” or the “Agent”) the placement agent for the issuance of the Inducement Warrants, and its designees. The Inducement Warrants and the Placement Agent Warrants are referred to collectively herein as the “Warrants”. We are registering these shares issuable upon exercise of the Warrants on behalf of the selling stockholders, to be offered and sold by the selling stockholders from time to time.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale by the selling stockholders of such shares.

Sales of the shares by the selling stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices and/or at varying prices determined at the time of sale. The selling stockholders may sell shares directly or to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. The selling stockholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the selling stockholders may sell their shares of common stock hereunder following the effective date of the registration statement of which this prospectus forms a part. We provide more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock in the section titled “Plan of Distribution” on page 16.

We are paying the cost of registering the shares of common stock covered by this prospectus as well as various related expenses. The selling stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares.

Our common stock is listed on The Nasdaq Capital Market under the symbol “INBS.” On March 15, 2024, the last reported sale price for our common stock was $4.39 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 10 and “Item 1A—Risk Factors” of our most recent report on Form 10-K or 10-Q which is incorporated by reference in this prospectus before you invest in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is March 18, 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 10 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and the documents incorporated herein by reference and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under “Risk Factors” beginning on page 10 of this prospectus, the information incorporated herein by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. All references in this prospectus to “we,” “us,” “our,” “INBS,” the “Company” and similar designations refer to Intelligent Bio Solutions Inc., unless otherwise indicated or as the context otherwise requires.

Overview of our Company

We are a medical technology company focused on developing and delivering non-invasive, rapid and innovative testing and screening solutions. We operate globally with the objective of providing intelligent, pain-free, and accessible solutions that improve the quality of life.

Intelligent Bio Solutions Inc. (formerly known as GBS Inc.), and its wholly owned Delaware subsidiary, GBS Operations Inc. were each formed on December 5, 2016, under the laws of the state of Delaware. Our Australian subsidiary Intelligent Bio Solutions (APAC) Pty Ltd (formerly known as Glucose Biosensor Systems (Greater China) Pty Ltd) was formed on August 4, 2016, under the laws of New South Wales, Australia and was renamed to Intelligent Bio Solutions (APAC) Pty Ltd on January 6, 2023. On October 4, 2022, INBS acquired Intelligent Fingerprinting Limited (“IFP”), a company registered in England and Wales. Our headquarters are located in New York City.

Our current product portfolio includes:

●	Intelligent Fingerprinting Platform - A proprietary portable platform that analyzes fingerprint sweat using a one-time (recyclable) cartridge and portable handheld reader. The flagship product from this platform, which is commercially available in certain countries outside of the United States, is the Intelligent Fingerprinting Drug Screening System (the “IFP System” or “IFP Products”), a two-part system that consists of non-invasive, fingerprint sweat-based diagnostic testing products designed to detect drugs of abuse including opiates, cocaine, methamphetamines, benzodiazepines, cannabis, methadone, and buprenorphine. The system comprises a small, tamper-evident drug screening cartridge onto which ten fingerprint sweat samples can be collected in under a minute before the portable analysis unit provides an on-screen result in under ten minutes. Samples collected with a confirmation cartridge can be sent to a third-party laboratory service provider for analysis. Customers include safety-critical industries such as construction, transportation, logistics, manufacturing, engineering, drug treatment organizations in the rehabilitation sector, and judicial organizations.

●	The Biosensor Platform – The “Biosensor Platform” consists of a small, printable modified organic thin-film transistor strip that the Company licenses across the Asia Pacific region from Life Science Biosensor Diagnostics Pty Ltd (“LSBD” or “Licensor”). The Biosensor Platform, designed to detect multiple biological analytes by substituting the Glucose Oxidase (“GOX”) enzyme with a suitable alternative for each analyte, is currently in the development stage. The flagship product candidate based on the Biosensor Platform technology is the Saliva Glucose Biosensor (“SGB” and, together with a software app that interfaces the SGB with the Company’s digital information system, the Saliva Glucose Test or “SGT”), a Point of Care Test (“POCT”) expected to complement the finger pricking invasive blood glucose monitoring test for diabetic patients. The products based on the SGT are referred to herein as the “SGT products.”

These platform technologies have the potential to develop a range of POCTs including the modalities of clinical chemistry, immunology, tumor markers, allergens, and endocrinology.

We are party to following technology license agreements:

●	SGT - The Amended and Restated License Agreement dated September 12, 2019, which amends and restates all previous license agreements (the “SGT License Agreement”) is limited to the Asia-Pacific region (“APAC Region”).

●	COV2 - The technology license agreement dated June 23, 2020 (the “COV2 License Agreement”), for COV2 diagnostic test globally.

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In addition to above, we have 50% equity interest in BiosensX (North America) Inc., which has a separate technology license agreement with the Licensor covering glucose/diabetes management field in the North America Territory.

●	SGT License Agreement - On September 12, 2019, we entered into an Amended and Restated Technology License Agreement, or the “SGT License Agreement,” with LSBD amending and restating all the previous SGT license agreements with LSBD. The SGT License Agreement sets forth our contractual rights and responsibilities relating to the Licensed Products in the APAC Region. The “Licensed Products” are products consisting of a biosensor strip and smart device application or dedicated reader device that use the biosensor technology owned by the Licensor relating to measuring, or otherwise determining, the amount or concentration of glucose, and the existence of biological markers of cancer, allergy/immunology and hormones, in a bodily fluid. The Licensed Products only include products that are supplied by an authorized supplier. We do not currently intend to manufacture the Licensed Products in-house.

●	COV2 License Agreement - On June 23, 2020, we entered into a COV2 License Agreement with LSBD. The COV2 License Agreement sets forth our contractual rights and responsibilities relating to the COV2 Products. The “COV2 Products” include: (i) a biosensor strip for antibodies against SARS-CoV-2; (ii) a proprietary smartphone application for the purpose reading, storing, analyzing and providing patient support programs for any one or more of the indicators for the purpose of measuring the amount or concentration of immunoglobulins (IgG, IgM, IgA) specific to severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2); and/or (iii) a dedicated sensor strip reading device for any one or more of the indicators for the purpose of measuring the amount or concentration of immunoglobulins (IgG, IgM, IgA) specific to severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2). The COV2 Products only include products that are supplied by an authorized supplier.

Our principal objectives are:

●	Expansion of the Intelligent Fingerprinting Drug Screening System into new markets and within existing markets concentrating on:

○	increasing market share across the United Kingdom and mainland Europe;
○	commencing sales and distribution throughout Australia, New Zealand;
○	entering new markets throughout the Asia Pacific region, establishing the infrastructure and satisfying the regulatory requirements needed to do so;
○	commencing the 510(k) pre-market notification process for expansion into United States markets that require FDA approval;
○	initiating research aimed at broadening the capabilities of the Intelligent Fingerprinting System to test for additional drugs and indications, facilitating the expansion of the platform into point-of-care medical testing;
○	expanding the IFP System into new customer segments, including major sporting organizations, law enforcement, and commercial airlines; and
○	developing a strategic network of distributors with established customer bases throughout Asia Pacific, Europe and North America to distribute the IFP product.

●	To complete development and commercialize the SGB, the diagnostic test that stems from the Biosensor Platform that we license from LSBD, in the regions covered by the license.

We plan to develop the platforms further to test across the diagnostic modalities of immunology, hormones, chemistry, tumor markers and nucleic acid tests.

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Our Market Opportunity

According to the Point of Care/Rapid Diagnostics Market by Product, Platform, Purchase, Sample, User - Global Forecast to 2027, published December 2022 by MarketsandMarkets Inc., the global market for Point of Care medical diagnostics was estimated to be $45.4 billion in 2022 rising to $75.5 billion in 2027 with a compounded annual growth rate (CAGR) of 10.7% from 2022 to 2027. The Company currently intends to develop pathways into areas of medical diagnostics utilizing existing technology and techniques to exploit a competitive advantage against traditional testing methodologies.

The Recreational Drug Monitoring Industry

●	There are four primary categories of recreational drugs: analgesics, depressants, stimulants, and hallucinogens. Analgesics include narcotics like heroin, morphine, fentanyl, and codeine. Depressants include alcohol, barbiturates, tranquillizers, and nicotine. Stimulants include cocaine, methamphetamine, and ecstasy (MDMA).
●	According to the 2022 World Drug Report published by the United Nations Office on Drugs & Crime, around 284 million people aged 15-64 used drugs worldwide in 2020, a 26% increase over the previous decade. Young people are using more drugs, with use levels today in many countries higher than with the previous generation. In Africa and Latin America, people under 35 represent the majority of people being treated for drug use disorders. In the United States and Canada, overdose deaths, predominantly driven by an epidemic of the non-medical use of fentanyl, continue to break records.
●	According to the White House’s 2022 National Drug Control Strategy, the 2020 National Survey on Drug Use and Health, published October 2021 by the Substance Abuse and Mental Health Services Administration, showed that among the 41.1 million people who needed treatment for substance abuse, only 2.7 million (6.5%) received treatment at a specialty treatment facility in the past year.

Diabetes Self-Monitoring Blood Glucose Market

●	According to IDF Diabetes Atlas, 10th edition, 2021, there were 463 million individuals living with diabetes worldwide in 2019 and this increased to 537 million in 2021. By 2030, the overall number of diabetics is expected to reach 643 million; by 2045, it will reach 783 million. Therefore, the rising prevalence of diabetes is driving the growth of the self-monitoring blood glucose devices market.

Product Growth Strategy

Our goal is to increase our global footprint of the commercially available IFP Products. We currently have a customer base of over 360 customers and are focused on increasing market share in current markets and expanding into new regions with indirect distributors.

●	Launch product within the Asia Pacific region leveraging our recent success in Australia. Our growth efforts will focus on Singapore, Indonesia, Thailand, and the Philippines before expanding into other Asia Pacific regions.
●	Focus on marketing and digital channels to increase awareness.
●	Establish indirect distribution to market and sell the IFP Product range.
●	Commence clinical trials in order to gain FDA clearance for the purpose of being able to sell into the US market which represents the largest market opportunity.
●	Leverage success in UK to enter into other European countries and the Middle East.

In addition, we are also looking to grow and expand our current product portfolio by:

●	Continuing the development of the Biosensor focusing on. diagnostic testing.
●	Developing additional drugs to be tested on the current fingerprint platform.
●	Developing pathways into other areas of medical diagnostics utilizing existing technology and techniques to exploit a competitive advantage against traditional testing methodologies. Examples of potential target assays include infectious diseases, fertility, tumor markers and cortisol.
●	Identifying and leveraging growth opportunities in new markets. For example, as a result of the global progress made in mitigating the severity and impact of the COVID-19 pandemic and the significantly diminished demand for COVID-19 testing products, we redirected our resources and efforts away from developing products related to COVID testing to instead acquire and develop drug testing and screening systems.

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Recent Developments

Reverse Stock Splits

January 2024 Reverse Stock Split

On January 26, 2024, the Company filed a certificate of amendment to its amended and restated certificate of incorporation to effect, as of 5:00 p.m. January 26, 2024, a 1-for-12 reverse split of the Company’s common stock (the “January 2024 Reverse Stock Split”). The Company’s common stock began trading on a reverse stock split-adjusted basis on The Nasdaq Capital Market (“Nasdaq Capital Market”) on January 29, 2024.

February 2023 Reverse Stock Split

On February 9, 2023, the Company filed a certificate of amendment to its amended and restated certificate of incorporation to effect, as of 5:00 p.m. February 9, 2023, a 1-for-20 reverse split of the Company’s common stock (the “February 2023 Reverse Stock Split”). The Company’s common stock began trading on a reverse stock split-adjusted basis on the Nasdaq Capital Market on February 10, 2023.

Except as otherwise indicated, all share and per share information in this prospectus gives effect to the 1-for-20 Reverse Stock Split on February 9, 2023 and the 1-for-12 Reverse Stock Split on January 26, 2024. The February 2023 Reverse Stock Split and the January 2024 Reverse Stock Split are collectively referred to herein as the “Company Reverse Stock Splits”.

The Company Reverse Stock Splits were implemented for the purpose of regaining compliance with the minimum bid price requirement for continued listing of the Company’s common stock on the Nasdaq Capital Market.

Nasdaq Compliance

Compliance with Nasdaq Listing Rule 5550(a)(2)

On November 16, 2023, the Company received a notice letter (the “Bid Price Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that because the closing bid price per share for its common stock was below $1.00 for 30 consecutive business days preceding the date of the Bid Price Notice, the Company did not meet the $1.00 per share minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).

On February 13, 2024, the Company received written notification from Nasdaq notifying the Company that it had regained compliance with Nasdaq Listing Rule 5550(a)(2) as a result of the closing bid price of the Company’s common stock being at $1.00 per share or greater for the prior 11 consecutive business days (from January 29, 2024, to February 12, 2024). Accordingly, the Company is now in compliance with Nasdaq Listing Rule 5550(a)(2) and Nasdaq considers the matter closed.

Compliance with Nasdaq Listing Rule 5550(b)(1)

On November 16, 2023, the Company received a letter from Nasdaq (the “Stockholder Equity Letter”), regarding its non-compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. The letter notified the Company that its stockholders’ equity, reported at $1,236,558 in the Quarterly Report on Form 10-Q for the period ending September 30, 2023, did not meet the Nasdaq Capital Market’s minimum stockholders’ equity requirement of $2,500,000 for continued listing as per Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Requirement”). Nasdaq gave the Company until January 2, 2024, to submit a plan to regain compliance with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1).

On December 15, 2023, the Company submitted a compliance plan to Nasdaq that included a pro forma balance sheet as of October 31, 2023 (the “Balance Sheet”). The Balance Sheet showed that the Company’s stockholders’ equity as of October 31, 2023, was $4,240,629, which was primarily the result of the of a public offering of the Company’s securities that closed on October 4, 2023. The Balance Sheet was also attached to a Current Report on Form 8-K filed by the Company on December 18, 2023 (the “December 8-K”).

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On January 2, 2024, the Company received a letter from Nasdaq (the “January Letter”) stating that based on the December 8-K, the Staff had determined that the Company complies with the Listing Rule 5550(b)(1), but that if the Company failed to evidence compliance upon filing its Form 10-Q for the period ended December 31, 2023, the Company may be subject to delisting. The January Letter also noted, as did the Stockholder Equity Letter, that as of November 15, 2023, the Company did not meet either alternative to the Stockholders’ Equity Requirement, which alternatives require either a $35 million market value of listed securities or $500,000 of net income from continuing operations, as set forth in Listing Rules 5550(b)(2) or 5550(b)(3), respectively.

On February 13, 2024, Nasdaq confirmed that upon filing of the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2023, the Company had for that period evidenced compliance with Nasdaq Listing Rule 5550(b)(1), the Stockholders’ Equity Requirement; and that the condition to remain in compliance with the Stockholders’ Equity Requirement was met, as per Nasdaq’s compliance determination of in the January Letter.

Liquidator Appointed for Licensor

External Administrator of LSBD (the Licensor of our SGT and COV2T products), pursuant to a creditors meeting held on July 21, 2023, sent notice to the creditors on July 24, 2023, stating that LSBD had appointed a liquidator on July 21, 2023. Our understanding is that the ownership of the intellectual property rights licensed by us reverts to the University of Newcastle. Accordingly, the Company plans to discuss the future licensing of the SGT products with the University of Newcastle. As of the date of this prospectus, our understanding is the intellectual property rights have not reverted back to University of Newcastle.

There is an inherent risk related to the possibility of modifications to our rights to, or the Company’s ability to use, the Licensed Products, which could materially and adversely affect the Company’s business, financial condition, and operating results.

Warrant Exercise Inducement Transaction

On February 4, 2024, we entered into warrant inducement agreements (the “Inducement Agreements”) with certain of the selling stockholders (the “Series G Holders”), who collectively held certain existing Series E Warrants to purchase up to 606,064 shares of the Company’s common stock (“Existing Warrants”). Under the Inducement Agreements, the Series G Holders agreed: (a) to receive Series G Warrants (referred to herein as the Inducement Warrants) to purchase up to a number of shares of common stock equal to 100% of the number of warrant shares issued pursuant to the exercise of the Existing Warrants; and (b) to exercise, for cash, their Existing Warrants to purchase up to 606,064 shares of the Company’s common stock, at $2.9232 per share, in exchange for the Company’s agreement to issue the Inducement Warrants to purchase up to 606,064 shares of the Company’s common stock (the “Inducement Warrant Shares”).

The warrant inducement transaction closed on February 7, 2024. Gross proceeds to the Company from the exercise of the Existing Warrants was approximately $1.77 million, prior to deducting closing costs and placement agent fees as further described below. As a result of the Series G Holders exercising the Existing Warrants, the Company issued an aggregate of 606,064 shares of its common stock. The Inducement Warrants were issued on February 7, 2024.

The Company agreed to file a resale registration statement registering the shares underlying the Inducement Warrant (“Resale Registration Statement”) within thirty (30) days of the date of the Inducement Agreements and to use commercially reasonable best efforts to cause the Resale Registration Statement to be effective on or prior to the 180th calendar day after the date of the Inducement Agreements.

The Company further agreed that until fifteen (15) days after the closing date of the warrant exercise, it will not (other than in connection with limited enumerated exceptions) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents or file any registration statement or any amendment or supplement (other than the registration statement registering the shares underlying the Inducement Warrants).

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In connection with the transactions contemplated in the Inducement Agreements, the Company agreed to pay its placement agent, Ladenburg Thalmann & Co. Inc. (“Ladenburg” or the “Placement Agent”) the following compensation (i) a cash fee equal to 8.0% of the gross proceeds received by the Company in the transactions contemplated by the Inducement Agreements, (ii) a management fee equal to 1.0% of the gross proceeds received by the Company in the transactions contemplated by the Inducement Agreements, (iii) legal fees and out-of-pocket expenses of $35,000 and (iv) common stock purchase warrants to purchase such number of shares of common stock equal to 5% of the aggregate number shares issued pursuant to the exercise of the Existing Warrants (30,303 shares) with an exercise price of $4.50 per share and a term of five and one-half years (the Placement Agent Warrants). The Placement Agent Warrants were issued on February 7, 2024.

Inducement Warrants

Each Inducement Warrant has an initial exercise price equal to $4.50 per share, will be immediately exercisable upon issuance, and will expire five and one half (5.5) years from the date of issuance. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price.

A holder of Inducement Warrants (together with its affiliates) may not exercise any portion of the Inducement Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding shares of common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding shares of common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Inducement Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. The holder may also elect, prior to the issuance of the Inducement Warrants, to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock. No fractional shares will be issued in connection with the exercise of a Inducement Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

If at the time a holder exercises its Inducement Warrants, a registration statement registering the issuance of the shares of common stock underlying the Inducement Warrants under the Securities Act is not then effective or the prospectus contained therein is not available for the resale of the Warrant Shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Inducement Warrants.

Subject to applicable laws, an Inducement Warrant may be transferred at the option of the holder upon surrender of the Inducement Warrant to us together with the appropriate instruments of transfer.

There is no trading market available for the Inducement Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Inducement Warrants on any securities exchange or nationally recognized trading system.

Except as otherwise provided in the Inducement Warrants or by virtue of such selling stockholder’s ownership of our shares of common stock, the holders of the Inducement Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until the holder exercises their Inducement Warrants.

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In the event of a fundamental transaction, as described in the Inducement Warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding shares of common stock, the holders of the Inducement Warrants will be entitled to receive upon exercise of the Inducement Warrants the kind and amount of securities, cash or other property that such holders would have received had they exercised the Inducement Warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Inducement Warrants, in the event of certain fundamental transactions, the holders of the Inducement Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Inducement Warrants on the date of consummation of the transaction.

Placement Agent Warrants

Each Placement Agent Warrant has an initial exercise price equal to $4.50 per share, will be immediately exercisable upon issuance, and will expire five and one half (5.5) years from the date of issuance. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price.

A holder of Placement Agent Warrants (together with its affiliates) may not exercise any portion of the Placement Agent Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding shares of common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding shares of common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Placement Agent Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. The holder may also elect, prior to the issuance of the Placement Agent Warrants, to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock. No fractional shares will be issued in connection with the exercise of a Placement Agent Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

If at the time a holder exercises its Placement Agent Warrants, a registration statement registering the issuance of the shares of common stock underlying the Placement Agent Warrants under the Securities Act is not then effective or the prospectus contained therein is not available for the resale of the Warrant Shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Placement Agent Warrants.

Subject to applicable laws, a Placement Agent Warrant may be transferred at the option of the holder upon surrender of the Placement Agent Warrant to us together with the appropriate instruments of transfer.

There is no trading market available for the Placement Agent Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Placement Agent Warrants on any securities exchange or nationally recognized trading system.

Except as otherwise provided in the Placement Agent Warrants or by virtue of such selling stockholder’s ownership of our shares of common stock, the holders of the Placement Agent Warrants do not have the rights or privileges of holders of our shares of common stock, including any voting rights, until the holder exercises their Placement Agent Warrants.

In the event of a fundamental transaction, as described in the Placement Agent Warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding shares of common stock, the holders of the Placement Agent Warrants will be entitled to receive upon exercise of the Placement Agent Warrants the kind and amount of securities, cash or other property that such holders would have received had they exercised the Placement Agent Warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Placement Agent Warrants, in the event of certain fundamental transactions, the holders of the Placement Agent Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Placement Agent Warrants on the date of consummation of the transaction.

Consulting Agreements

On February 29, 2024, the Company entered into an Investor Relations and Corporate Development Advisory Agreement (the “ClearThink Agreement”) with ClearThink Capital LLC (“ClearThink”) pursuant to which ClearThink will provide certain advisory and investor relations services to the Company. As consideration for such services, the Company agreed pay a fee consisting of: (a) an initial grant of 5,260 restricted shares of common stock (the “Initial Grant”) and (b) a monthly fee consisting of (i) a cash fee of a $5,000 per month, and (ii) a grant of restricted common stock with a value of $4,000 per month ($12,000 per three-month period (a “Quarter”)), with the number of shares of common stock in each such Quarterly issuance (each a “Quarterly Grant”) calculated on the first business day of each Quarter based on the closing price of the Company’s common stock on the last trading day of the immediately preceding Quarter.  The ClearThink Agreement remains in effect until terminated by either party after three months from the effective date.  The shares issued and issuable in the Initial Grant and the Quarterly Grants have and will be, as applicable, issued pursuant to an exemption from registration available pursuant to Section 4(a)(2) of the Securities Act of 1933 as amended (the “Securities Act”).

On February 29, 2024, the Company entered into a Consulting Agreement (the “C2C Agreement”) with C2C Advisors Inc. (“C2C”) pursuant to which C2C will provide certain advisory and investor relations services to the Company. As consideration for such services, the Company agreed to pay a fee consisting of: (a) a cash fee of $25,000 per month and (b) a single grant of 37,500 restricted shares of common stock (the “C2C Grant Shares”).  The C2C Agreement has an initial term of 6 months. The C2C Grant Shares will be issued pursuant to an exemption from registration available pursuant to Section 4(a)(2) of the Securities Act.

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Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;
●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”);
●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. As an emerging growth company, we intend to take advantage of an extended transition period for complying with new or revised accounting standards as permitted by The JOBS Act.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

Corporate Information

Our principal executive offices are located at 142 West, 57th Street, 11th Floor, New York, NY 10019. Our telephone number is (646) 828-8258 and our website address is www.ibs.inc. We do not incorporate by reference into this prospectus the information on our website, and you should not consider it as part of this prospectus.

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RISK FACTORS

Before making an investment decision, in addition to the risks set forth below, you should consider the “Risk Factors” included under Item 1A. of our most recent Annual Report on Form 10-K and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, all of which are incorporated by reference in this prospectus, as updated by our future filings with the SEC. The market or trading price of our common stock could decline due to any of these risks. In addition, please read “Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to this Offering

The number of shares being registered for resale is significant in relation to the number of our outstanding shares of common stock.

We have filed a registration statement of which this prospectus is a part to register the shares offered hereunder for sale into the public market by the selling stockholders. These shares represent a large number of shares of our common stock, and if sold in the market all at once or at about the same time, could depress the market price of our common stock during the period the registration statement remains effective and could also affect our ability to raise equity capital.

Risks Related to Nasdaq Compliance

We may not be able to satisfy the continued listing requirements of the Nasdaq Capital Market in order to maintain the listing of our common stock.

Minimum Bid Price Requirement

On November 16, 2023 the Company received a letter (the Bid Price Notice) from the Listing Qualifications Department of The Nasdaq Stock Market LLC notifying the Company that the minimum closing bid price per share for its common stock was below $1.00 for 30 consecutive business days preceding the date of the Bid Price Notice, and that the Company did not meet the $1.00 per share minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2).

At our annual meeting of stockholders held on December 13, 2023, the stockholders of the Company approved an amendment to the Company’s amended and restated certificate of incorporation (the “January Amendment”) to effect the reverse stock split at a ratio of not less than 1-for-2 and not more than l-for-12 at any time within 12 months following the date of stockholder approval, with the exact ratio to be set within this range by the Company’s Board at its sole discretion without further approval or authorization of our stockholders. The primary purpose of the reverse stock split was to increase the per share market price of our common stock.

Pursuant to the authority granted by the Company’s stockholders, the Board approved a l-for-12 reverse stock split of the Company’s common stock and the filing of the January Amendment to effectuate the reverse stock split. The Amendment was filed with the Secretary of State of the State of Delaware and the January 2024 Reverse Stock Split became effective at 5:00 p.m. Eastern Time on January 26, 2024, and the Company’s common stock began trading on a reverse stock split-adjusted basis on the Nasdaq Capital Market on January 29, 2024.

Although the January 2024 Reverse Stock Split brought the price of our common stock back above $1.00 per share in order to meet the requirements for the continued listing of our common stock on the Nasdaq Capital Market, there can be no assurance that the closing bid price of our common stock will remain at or above $1.00 following the January 2024 Reverse Stock Split. If we fail to satisfy any of Nasdaq’s continued listing requirements, Nasdaq may take steps to delist our common stock, which could have a materially adverse effect on our ability to raise additional funds as well as the price and liquidity of our common stock.

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Stockholders’ Equity Requirement

On November 16, 2023, the Company received a letter from Nasdaq (the Stockholder Equity Letter), regarding its non-compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. The letter notified the Company that its stockholders’ equity, reported at $1,236,558 in the Quarterly Report on Form 10-Q for the period ending September 30, 2023, did not meet the Nasdaq Capital Market’s minimum stockholders’ equity requirement of $2,500,000 for continued listing as per Nasdaq Listing Rule 5550(b)(1) (the Stockholders’ Equity Requirement). Nasdaq gave the Company until January 2, 2024, to submit a plan to regain compliance with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1).

On December 15, 2023, the Company submitted a compliance plan to Nasdaq that included a pro forma balance sheet as of October 31, 2023 (the Balance Sheet). The Balance Sheet showed that the Company’s stockholders’ equity as of October 31, 2023, was $4,240,629, which was primarily the result of the of a public offering of the Company’s securities that closed on October 4, 2023. The Balance Sheet was also attached to a Current Report on Form 8-K filed by the Company on December 18, 2023 (the December 8-K).

On January 2, 2024, the Company received a letter from Nasdaq (the January Letter) stating that based on the December 8-K, the Staff had determined that the Company complies with the Listing Rule 5550(b)(1), but that if the Company failed to evidence compliance upon filing its Form 10-Q for the period ended December 31, 2023, the Company may be subject to delisting. The January Letter also noted, as did the Stockholder Equity Letter, that as of November 15, 2023, the Company did not meet either alternative to the Stockholders’ Equity Requirement, which alternatives require either a $35 million market value of listed securities or $500,000 of net income from continuing operations, as set forth in Listing Rules 5550(b)(2) or 5550(b)(3), respectively.

On February 13, 2024, Nasdaq confirmed that upon filing of the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2023, the Company had for that period evidenced compliance with Nasdaq Listing Rule 5550(b)(1), the Stockholders’ Equity Requirement; and that the condition to remain in compliance with the Stockholders’ Equity Requirement was met, as per Nasdaq’s compliance determination of in the January Letter.

Although Nasdaq confirmed that Company had for the period ended December 31, 2023, evidenced compliance with the Stockholders’ Equity Requirement, there can be no assurance that the company will continue to have a minimum stockholders’ equity of $2,500,000 and satisfy Nasdaq’s requirements for continued listing under Nasdaq Listing Rule 5550(b)(1), the Stockholders’ Equity Requirement. If we fail to satisfy any of Nasdaq’s continued listing requirements, Nasdaq may take steps to delist our common stock, which could have a materially adverse effect on our ability to raise additional funds as well as the price and liquidity of our common stock.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the Sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC. This prospectus and the documents incorporated by reference herein also contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

All statements, other than statements of historical fact, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, plans, prospects and objectives are forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

●	our ability to continue as a going concern;

●	our ability to successfully integrate acquisitions;

●	our ability to successfully develop and commercialize our drug and diagnostic tests;

●	our ability to realize commercial benefit from our partnerships and collaborations;

●	our ability to secure regulatory approvals;

●	compliance with obligations under intellectual property licenses with third parties;

●	market acceptance of our new offerings;

●	our ability to establish or maintain collaborations, licensing or other arrangements;

●	our ability and third parties’ abilities to protect intellectual property rights;

●	our ability to adequately support future growth; and

●	our ability to attract and retain key personnel to manage our business effectively.

Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied in our forward-looking statements due to a number of factors including, but not limited to, those set forth above under the section entitled “Risk Factors” in this prospectus and any accompanying prospectus supplement. Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

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USE OF PROCEEDS

We are not selling any securities in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby.

We will receive the exercise price upon any exercise of the Warrants, to the extent exercised on a cash basis. Per the terms of the Warrants, if, at the time of exercise of an Warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the shares of common stock underlying the Warrant, then the Warrant may also be exercised, in whole or in part, by means of a “cashless exercise”. We currently intend to use such proceeds, if any, for general corporate and working capital purposes. The holders of the Warrants are not obligated to exercise the Warrants, and we cannot predict whether or when, if ever, the holders of the Warrants will choose to exercise the Warrants, in whole or in part.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our common stock to be sold by the selling stockholders pursuant to this prospectus, including, without limitation, all registration and filing fees, Nasdaq Capital Market listing fees and fees and expenses of our counsel and our accountants. The selling stockholders will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to its sales of shares of our common stock.

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SELLING STOCKHOLDERS

We are registering the resale of 636,367 shares of common stock issuable upon exercise of the Warrants held by the selling stockholders identified below, to permit their and, or their transferees, pledgees, distributes, and other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to resell or otherwise dispose of such shares of common stock in the manner contemplated under the section entitled “Plan of Distribution” in this prospectus (as may be supplemented and amended).

The selling stockholders may sell some, all or none of their shares in this offering, and these shares of common stock may be offered only after exercise of all, or a portion of the Warrants held by the selling stockholders. We cannot predict when or if a selling stockholder will exercise its Warrants, and following any such exercise, we do not know how long the selling stockholder will hold the shares before selling them. We currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the selling stockholders. As a result, we cannot estimate the number of shares of common stock the selling stockholders will beneficially own after termination of sales under this prospectus. In addition, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which it provided information for this table.

Neither the selling stockholders, nor any persons having control over the selling stockholders, have held any position or office with us or our affiliates within the last three years or have had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities; provided, however, (a) Ladenburg has served as (i) financial advisor to the Company in connection with our acquisition of IFP, for which Ladenburg received compensation, (ii) representative of the underwriters in our public offering that closed on March 10, 2023, for which Ladenburg received compensation, (iii) representative of the underwriters in our public offering that closed on October 4, 2023, for which Ladenburg received compensation, (iv) placement agent of the Company in the Inducement Warrant transactions that closed on February 7, 2024, for which Ladenburg received compensation, and (v) v) placement agent of the Company in private placement that closed on March 12, 2024, for which Ladenburg received compensation; and (b) Nicholas Stergis is the Managing Director-Investment Banking of Ladenburg.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock as of a date if the person has or shares with others the right to vote those shares or to dispose of them on that date, or if the person has the right to acquire voting or disposition rights within 60 days of that date.

The information in the table below and the footnotes thereto regarding shares of common stock to be beneficially owned after the offering assumes the sale of all shares being offered by the selling stockholders under this prospectus. The table is prepared based on information supplied to us by the selling stockholders without regard to ownership limitations set forth in the applicable agreements or other documents relating to such shares or warrants, and is as of March 15, 2024. Percentage of beneficial ownership is calculated based on 2,844,254 shares of common stock outstanding as of March 15, 2024.

	Shares Beneficially Owned Prior to the Offering		Maximum Number of Shares to be Sold		Shares Beneficially Owned After the Offering
Name of Selling Stockholders	Number of Shares	Percent of Class	Pursuant in this Offering†		Number of Shares	Percent of Class

Lind Global Fund II LP(3)	151,517	5.06%	151,516	(1)	1	*
Ionic Ventures LLC(4)	151,516	5.06%	151,516	(1)	0	*
Bigger Capital Fund, LP(5)	227,274	7.39%	227,274	(1)	0	*
District 2 Capital Fund LP(6)	75,758	2.59%	75,758	(1)	0	*
Ladenburg Thalmann & Co. Inc.(7)	70,949	2.43%	12,121	(2)	58,828	2.03%
Nicholas Stergis(8)	95,306	3.24%	18,182	(2)	77,124	2.64%

† Represents common stock issuable upon exercise of the Warrants.

*Less than 1%

(1) Consists of shares of common stock issuable upon exercise of the Inducement Warrants.

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(2) Consists of shares of common stock issuable upon exercise of the Placement Agent Warrants.

(3) The securities are directly held by Lind Global Fund II LP (“Lind”). Jeff Easton is the Managing Member of Lind Global Partners II, LLC, which is the General Partner of Lind Global Fund II LP, and in such capacity has the right to vote and dispose of the securities held by Lind. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The Warrants are subject to a beneficial ownership limitation of 9.99%, which limitation restricts the selling stockholder from exercising that portion of the Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Lind is 444 Madison Ave Fl 41, New York, NY 10022.

(4) The securities are directly held by Ionic Ventures LLC a California limited liability company (“Iconic”), and may be deemed to be beneficially owned by Keith Coulston and Brendan O’Neil each of whom disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein. The Warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the selling stockholder from exercising that portion of the Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. Ionic Ventures, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer The address of Iconic is 3053 Fillmore St. Suite, 256, San Francisco, CA 94123.

(5) The securities are directly held by Bigger Capital Fund, LP, a Delaware limited partnership (“Bigger”), and may be deemed to be beneficially owned by Michael Bigger, Managing Member of the general partner of Bigger. The Warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the selling stockholder from exercising that portion of the Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Bigger is 11700 W Charleston Blvd 170-659, Las Vegas, NV 89135.

(6) The securities are directly held by District 2 Capital Fund LP, a Delaware limited partnership (“D2”), and may be deemed to be beneficially owned by Michael Bigger, Managing Member of the general partner of D2. The Warrants are subject to a beneficial ownership limitation of 9.99%, which limitation restricts the selling stockholder from exercising that portion of the Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of D2 is 14 Wall St. 2nd Floor, Huntington, NY 11743.

(7) The securities are directly held by Ladenburg and may be deemed to be beneficially owned by David Rosenberg co-CEO Ladenburg. The Warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the selling stockholder from exercising that portion of the Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Ladenburg is 640 Fifth Avenue, 4th Floor, New York, NY 10019.

(8) The securities are directly held by Nicholas Stergis. The Warrants are subject to a beneficial ownership limitation of 4.99%, which limitation restricts the selling stockholder from exercising that portion of the Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Mr. Stergis is 999 Vanderbilt Beach Road, Suite 200, Naples, Florida 34108.

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PLAN OF DISTRIBUTION

The selling stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.

We agreed to keep this prospectus effective until no Series G Holder owns any Inducement Warrants or shares of common stock issuable upon exercise thereof (Inducement Warrant Shares). The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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EXPERTS

The financial statements of the Company as of June 30, 2023, and for the year ended June 30, 2023, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2023, have been so incorporated in reliance on the report of UHY LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The financial statements of the Company as of June 30, 2022, and for the year ended June 30, 2022, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2023, have been so incorporated in reliance on the report of BDO Audit Pty Ltd., an independent registered public accounting firm, incorporated herein, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

LEGAL MATTERS

ArentFox Schiff LLP, Washington, D.C., will pass for us upon the validity of the securities being offered by this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered in this offering. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission’s Public Reference Room 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s Internet site at www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Later information filed with the SEC will update and supersede this information.

We incorporate by reference the documents listed below, all filings filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part prior to effectiveness of such registration statement, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus have been sold or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K:

●	Our Annual Report on Form 10-K for the year ended June 30, 2023 (filed on August 23, 2023);

●	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2023 (filed on November 8, 2023) and December 31, 2023 (filed on February 9, 2024);

●	Our Current Reports on Form 8-K filed on July 3, 2023; July 26, 2023; October 4, 2023; November 6, 2023; November 17, 2023; December 14, 2023, December 18, 2023; December 21, 2023; January 4, 2024; January 26, 2024; February 7, 2024; February 20, 2024; March 1, 2024; and March 13, 2024;

●	Our Definitive Proxy Statement on Schedule 14A filed on November 16, 2023; and

●	The description of our common stock contained in our registration statement Form 8-A filed with the SEC on December 22, 2020, and any amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus. You may request a copy of these filings, at no cost, by contacting us at:

Intelligent Bio Solutions Inc.

Attn: Corporate Secretary

142 West 57th Street, 11th Floor

New York, New York 10019

Phone: (646) 828-8258

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